Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.ccgirasia.com
Mr. Jason Wang, Director of Investor Relations
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International Inc. Reports Record Third Quarter Results

•	Affirms Net Income Guidance; Adjusts Revenue Guidance
•	Expects to Increase Day-Old Broiler Production by 36% to 150 million in 2010

Weifang, Shandong Province, P.R.C. November 12, 2009 –Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced its unaudited financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights
•	Net revenue increased 37.4% to $13.2 million, compared to $9.6 million in the third quarter of 2008
•	Gross profit margin expanded 1,290 basis points to 39.1%, compared to 26.2% million in the same period last year
•	Operating income grew 166.1% to $4.3 million, compared to $1.6 million in the third quarter of 2008
•	Net income increased 114.8% to $4.1 million, compared to $1.9 million in the same period last year
•	Fully diluted EPS grew 115.6% to $0.26 per share, compared to $0.12 in the third quarter of 2008

“The third quarter of 2009 was another very successful quarter,” commented Mr. Zhentao Gao, Chief Executive Officer of Yuhe International. “We achieved record quarterly revenue and net income, owing to our capacity expansion and stable customer relationships. Selling prices began to recover sequentially in the third quarter; the average selling price per day-old broiler increased to RMB 2.85 in the third quarter from RMB 2.38 in the second quarter. Given our business momentum, we are confident that demand for high-quality day-old broilers will remain strong in the fourth quarter of the year.”

Third Quarter 2009 Results
Net revenue for the third quarter of 2009 increased 37.4% to $13.2 million, from net revenue of $9.6 million for the three months ended September 30, 2008. The increase was mainly driven by 25.5% growth in sales volume of day-old broilers to 30.0 million from 23.9 million in the comparable period last year, driven by product capacity expansion, greater parent breeder volume, and recovery in the average selling price per day-old broiler.

The average selling price per day-old broiler increased 10.9% year over year to RMB 2.85 from RMB 2.57 for the third quarter of 2008 and 19.7% sequentially from RMB 2.38 in the second quarter of 2009. The average selling price per day-old broiler was RMB 2.74 for the first nine months of 2009.

Yuhe recorded $0.4 million in sales of retired breeder stocks and approximately $130,000 in sales of eggs, compared to $0.3 million and approximately $120,000, respectively, in the comparable period last year. The increase was in-line with the production capacity expansion.

Gross profit increased 104.9% to $5.2 million in the third quarter of 2009 from $2.5 million of the prior year period. Gross margin increased 12.9 percentage points, or 1,290 basis points, to 39.1%, as compared to 26.2% during the same period in 2008. The stronger gross margin was the result of higher average selling prices per day-old broiler and productivity leverage that lowered the unit cost of day-old broilers by approximately 12%. During the quarter, management made strategic purchases of eggs in the open market to take advantage of unusually low prices as a complement to its internally sourced eggs.

Total operating expenses were $0.9 million, or 6.8% of net revenue, compared to $0.9 million, or 9.5% of total revenues, for the third quarter of 2008.

Operating income increased 166.1% to $4.3 million, compared to operating income of $1.6 million for the same period in 2008. Operating margin increased 15.6 percentage points, or 1,560 basis points, to 32.3%, compared to 16.7% in the same quarter of 2008.

Net profit for the three months ended September 30, 2009 increased 114.8% to $4.1 million, compared to $1.9 million for the same period last year. Fully diluted EPS increased 115.6% to $0.26 per share, compared to $0.12 in the third quarter of 2008

Nine Month Results
Net revenues increased 90.7% to $34.0 million, from pro forma net revenues* of $17.8 million in the nine months ended September 30, 2008. Gross profit grew 153.8% to $12.0 million, as compared to pro forma gross margin of $4.7 million in the same period last year. Gross margin expanded 880 basis points to 35.4%, compared to pro forma gross margin of 26.6% in the comparable period last year. Operating income rose 240.2% to $9.6 million, from $2.8 million in pro forma operating income for the same period of 2008. Reported operating margin increased 1,230 basis points to 28.1%, compared to pro forma operating margin of 15.8% for the comparable period in 2008. Net income increased 208.7% to $9.2 million, compared to pro form net income of $3.0 million in the same period of 2008. Fully diluted earnings per share rose 171.0% to $0.57, from $0.21 for the same period last year.

*Yuhe’s reported financial statements represent the consolidated results of Weifang Yuhe Poultry Co. Ltd., “PRC Yuhe”, and Weifang Taihong Feed Co. Ltd., “Taihong”, the Company’s two operating subsidiaries, from January 1, 2009 to September 30, 2009 and from February 1, 2008 to September 30, 2008. For comparison purposes, the Company has provided a pro forma consolidated statement of operations for PRC Yuhe and Taihong from January 1, 2008 through September 30, 2008 to provide comparable presentation to its reported results for the nine months ended September 30, 2009. These pro forma results are discussed in this release, together with reconciliation to the reported financial information (table 4 below). Pro forma results are presented and discussed because the Company considers them useful in assessing performance between periods and in developing expectations of future performance.

Financial Condition
As of September 30, 2009 the Company held $22.0 million in cash and cash equivalents. Working capital was $10.6 million with a 1.6 to 1 current ratio, which management views as sufficient for the next 12 months since the Company can renew its $8.3 million in bank loans that are due in the next 12 months. The Company had $51.4 million in shareholders’ equity compared to $41.6 million at the end of 2008. In the first nine months of 2009, Yuhe generated $12.8 million in cash flow from operating activities. Capital expenditures were $4.9 million in the first nine months of the year and were primarily used for the construction of two new breeder farms and one new hatchery. The new facilities are expected to be completed by year-end 2009.

Business Outlook

Management has updated its previously announced revenue guidance for the full year 2009 from $50 million to $46 million, due to the lower than expected selling prices for day-old broilers in the second half of 2009.  However, management remains confident that the Company will meet net income guidance for the full year 2009 of $13 million, due to lower unit production costs for day-old broilers. The Company has also budgeted an additional $10 million that will be spent through the first half of 2010 to add new breeder farms, purchase 300,000 new parent breeders and expand its hatcheries. Yuhe has also ordered 20 sets of hatchers to be installed in the second quarter of 2010, increasing the Company’s total number of hatchers to 160 sets. For 2010, Yuhe targets sales volume of day-old broilers at 150 million, a 36% increase compared to projected volume of 110 million for 2009.

“Since the Chinese economy has shown positive signs of recovery in recent months, we believe Yuhe will continue to generate strong revenue growth from day-old broilers sales,” commented Mr. Gao. “While we are the second largest provider nationwide, our market share is only 5% in Shandong, which signifies that we have strong potential for growth from organic expansion and industry consolidation. In the next two years, we will continue to focus on our expansion efforts in Shandong, leveraging our mature system, including technical support and after-sales services.”

Upcoming Event

Yuhe International Inc. will present at the Brean Murray, Carret & Co. China Growth Conference, taking place on November 19, 2009 at the Millennium Broadway Hotel, New York, NY. During the conference, management will be available for one-on-one meetings.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Standard Time on Thursday, November 12, 2009 to discuss its third quarter fiscal 2009 results. To participate in the live conference call, please dial (800) 688-0796 five to ten minutes prior to the scheduled conference call time. International callers should dial (617) 614-4070. When prompted by the operator, enter conference pass code 531 429 69.  If you are unable to participate in the call at this time, a replay will be available for fourteen days after the call is held. To access the replay, please dial (888) 286-8010. International callers should dial (617) 801-6888. When prompted by the operator, enter pass code 254 098 55.

In addition, the call will be broadcast live over the internet via the following link:
http://investor.shareholder.com/media/eventdetail.cfm?eventid=74639&CompanyID=ABEA-3EJRAZ&e=1&mediaKey=ED553D68E210D08B54549C6A2C81D376

Please go to the webcast via the link 10 minutes prior to the start of the call to register.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the third largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently,  90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents there. There are 10 other sales agents in adjacent provinces.. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

Table 1
YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,036,550	$13,412,205
Accounts receivable, net of allowances of $18,847 and $18,845	919	902
Prepaid expenses	11,622	-
Inventories	5,985,164	6,644,961
Advances to suppliers	1,485,248	661,138

Total current assets	29,519,503	20,719,206

Plant and equipment, net	26,584,622	27,112,276
Deposits paid for acquisition of long term assets	10,109,322	6,092,359
Notes receivable, net and other receivable, net	125,636	74,720
Unlisted investments held for sale	300,154	299,427
Intangible assets, net	2,867,637	2,909,752
Due from related companies	2,770,165	3,706,589
Deferred expenses	554,922	604,973

Total assets	$72,831,961	$61,519,302

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,204,642	$4,606,055
Current portion of long term loans	8,336,258	1,356,832
Other payables	1,405,067	937,535
Accrued expenses and payroll related liabilities	2,202,367	2,125,587
Advances from customers	1,208,451	673,528
Loan from director	292,500	291,792
Other liabilities	295,053	285,132
Due to related companies	5,612	210,633

Total current liabilities	18,949,950	10,487,094

Non-current liabilities
Long-term loans	2,457,002	9,410,289
Total liabilities	21,406,952	19,897,383

Commitments and contingencies

Stockholders' Equity
Common stock at $.001 par value; 500,000,000 shares authorized, 15,722,180 shares issued and outstanding	15,722	15,722
Additional paid-in capital	30,489,143	29,944,016
Retained earnings	19,676,639	10,522,673
Accumulated other comprehensive income	1,243,505	1,139,508

Total stockholders’ equity	51,425,009	41,621,919

Total liabilities and stockholders’ equity	$72,831,961	$61,519,302

Table 2
YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME- (UNAUDITED)

(Stated in US Dollars)

	For The Nine Months Ended		For The Three Months Ended
	September 30		September 30
	2009	2008	2009	2008

Net revenue	$33,956,993	$16,318,263	$13,208,230	$9,609,781

Cost of revenue	(21,926,699)	(11,732,602)	(8,042,920)	(7,089,355)

Gross profit	12,030,294	4,585,661	5,165,310	2,520,426

Operating Expenses

Selling expenses	(315,372)	(280,489)	(113,776)	(135,658)
General and administrative expenses	(2,163,639)	(1,500,458)	(784,402)	(781,247)

Total operating expenses	(2,479,011)	(1,780,947)	(898,178)	(916,905)

Income from operations	9,551,283	2,804,714	4,267,132	1,603,521

Non-operating income (expenses)

Bad debts recovery	-	641,103	-	554,188
Interest income	182	4,518	41	63
Other income	5,126	98,962	-	93,062
(Loss) gain on disposal of fixed assets	26,697	87,588	(1,081)	-
Investment income	15,509	6,074	-	-
Interest expenses	(441,236)	(763,168)	(115,809)	(320,048)
Other expenses	(3,595)	(56,342)	(3,130)	-

Total other (expenses)	(397,317)	18,735	(119,979)	327,265

Net income before income taxes	9,153,966	2,823,449	4,147,153	1,930,786
Income taxes	-	-	-	-

Net income	$9,153,966	$2,823,449	$4,147,153	$1,930,786

Other comprehensive income
Foreign currency translation	103,997	1,142,354	51,919	73,604
Comprehensive income	$9,257,963	$3,965,803	$4,199,072	$2,004,390

Earnings per share
Basic	$0.58	$0.21	$0.26	$0.12
Diluted	$0.57	$0.20	$0.26	$0.12

Weighted average shares outstanding
Basic	15,722,180	13,750,966	15,722,180	15,543,330
Diluted	15,931,379	13,985,255	15,931,379	15,989,256

Table 3
YUHE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)

(Stated in US Dollars)

	For The Nine Months Ended
	September 30
	2009	2008
Cash flows from operating activities
Net income	$9,153,966	$2,823,449
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock based compensation	545,127	217,653
Depreciation	1,556,610	996,126
Amortization	49,144	42,853
Bad debts recovery	-	(641,103)
Gain on disposal of fixed assets	(26,697)	(87,588)
Income from unlisted investment	-	(6,074)
Changes in operating assets and liabilities:
Accounts receivable	(15)	(25)
Prepaid expenses	(11,622)	-
Inventories	676,030	(4,011,259)
Advances to suppliers	(868,859)	(1,067,073)
Deferred expenses	51,488	(17,183)
Accounts payable	586,255	(331,343)
Other payables	464,785	(386,548)
Accrued expenses	248,356	(433,797)
Payroll and payroll related liabilities	(176,201)	52,590
Advances from customers	533,066	(178,218)
Other taxes payable	9,223	9,386

Net cash provided by (used in) operating activities	12,790,656	(3,018,154)

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(4,944,105)	(11,053,497)
Advance to notes receivable	(25,282)	(3,432,603)
Proceeds from disposal of fixed assets	27,778	118,216
Acquisition of subsidiaries	-	(10,567,946)
Proceeds from notes receivable	-	4,329,857
Proceeds from related parties receivables	-	67,216
Advance to related companies	944,874	-

Net cash (used in) investing activities	(3,996,735)	(20,538,757)

Cash flows from financing activities
Proceeds from loan payable	-	1,300,726
Repayment of loan payable	-	(1,099,842)
Proceeds from related party payable	360,094	1,106,240
Repayment of related party payable	(570,506)	(30,311)
Capital contribution by shareholder	-	12,149,750
Proceeds from common stock sale - net of offering costs	-	15,359,523

Net cash flows (used in) provided by financing activities:	(210,412)	28,786,086

Effect of foreign currency translation on cash and cash equivalents	40,836	140,328

Net increase in cash	8,624,345	5,369,503

Cash- beginning of period	13,412,205	1,050,168

Cash- end of period	$22,036,550	$6,419,671

Cash paid during the period for:
Interest paid	$1,101,194	$1,079,117

Supplemental disclosure of non cash activities:
Transfer of construction in progress to fixed assets	$1,831,131	$-
Accrual on construction in progress	$-	$304,524

Table 4

	Pro forma for the period from January 1, 2008 to January 31, 2008	As reported from February 1, 2008 to September 30, 2008	Pro forma Adjustment	Pro forma Total

Net revenues	$1,491,329	$16,318,263	$	$17,809,592
Cost of revenue	(1,337,438)	(11,732,602)		(13,070,040)
Gross profit	153,891	4,585,661		4,739,552

Operating expenses
Selling expenses	(28,997)	(280,489)		(309,486)
General and administrative expenses	(122,695)	(1,500,177)		(1,622,872)
Total operating expenses	(151,692)	(1,780,666)		(1,932,358)

Income from operations	2,199	2,804,995		2,807,194

Non-operating income (expenses)
Bad debts recovery	219,893	641,103		860,996
Interest income	5	4,518		4,523
Other income	5,604	192,624		198,228
Interest expenses	(86,167)	(763,168)		(849,335)
Other expenses	-	(56,623)		(56,623)

Total other income (expenses)	139,335	18,454		157,789

Net Income (loss) before income tax	141,534	2,823,449		2,964,983
Income Tax	-	-		-

Net income (loss)	$141,534	$2,823,449	$	$2,964,983

Earnings per share
Basic	$0.02	$0.18		$0.22
Diluted	$0.02	$0.18		$0.21

Weighted average shares outstanding
Basic	8,626,318	15,543,330		13,750,966
Diluted	8,626,318	15,989,256		13,985,255

The pro forma financial information above was prepared based on the unaudited financial results for the Company’s Weifang and Taihong subsidiaries for the nine month period ended September 30, 2008.

The pro forma financial information has been prepared based upon available information and assumptions that the Company believes are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent the Company’s actual results during the corresponding reporting periods nor is it necessarily indicative of the Company’s future performance.

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